EXHIBIT 5


                          HUNTON & WILLIAMS
                     Riverfront Plaza, East Tower
                         951 East Byrd Street
                      Richmond, Virginia  23219


                                               File No.:  48010.28
                                     Direct Dial:  (804) 788-7375


                        August 27, 1996

Board of Directors
Storage USA, Inc.
10440 Little Patuxent Parkway, Suite 1100
Columbia, Maryland  21044

               Registration Statement on Form S-3
                  $100,000,000 of Common Stock

Gentlemen:

     We are acting as counsel for Storage USA, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of the Company's common stock, $.01 par value having an aggregate maximum public offering price of $100,000,000 (the "Common Stock"). The Common Stock is described in the Registration Statement on Form S-3 of the Company (the "Registration Statement"), and the Prospectus included therein (the "Prospectus"), to be filed with the Securities and Exchange Commission (the "Commission") on August 27, 1996. In connection with the filing of the Registration Statement you have requested our opinion concerning certain corporate matters.

     We are of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Tennessee.

     2. When (a) the terms of issuance of the Common Stock have been authorized by appropriate corporate action and (b) the Common Stock has been issued and sold as described in the Registration Statement, the Prospectus and the applicable Prospectus Supplement, the Common Stock will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus included therein.

                              Very truly yours,



07667/08019